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                                                                      EXHIBIT 99

Investrend Research Announces Investment Opinion: Retractable Technologies 'Strong Buy,' $11.00 12 Mo Target Issued by Investrend Analyst Justin Canivet, CFA

NEW YORK--(BUSINESS WIRE)--April 17, 2002--Investrend analyst Justin Canivet has reiterated a 'Strong Buy' and 12 month target of $11.00 on Retractable Technologies (AMEX:RVP). The full report is available at http://www.investrend.com. The Investrend Research rating system may be viewed
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at http://www.investrend.com/iciratings.htm. An audio summary by Justin Canivet,
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CFA may be accessed at AnalystBroadcast.Network at
http://viavid.com/vvasx/000004BD00000000.asx.
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"Net sales for the year were up 67.5%, cost structure has improved, sales to
'other' distributors increased 89%, sales to Abbott grew 51%, net loss decreased 51% to ($0.47) EPS in 2001 and cash flow from operations improved from ($8,555,399) in 2000 to ($3,672,828) in 2001. Management anticipates the shipment of 48 million syringes and 5 million blood collection tube holders by end of 2002. Management believes it can achieve breakeven by Q4 2002 using existing production capacity, but may raise additional equity capital as early as the 2Q 2002 to add up to 14 new assembly lines and expand an additional
60,000 square feet," said Canivet.

"The Company is currently trading very close to its 52 week low representing a valuation that, in our opinion, does not properly reflect the Company's historical and projected revenue and earnings growth, with estimated 2002 sales reaching $26.9 million, which, while conservative, does translate into an impressive 66% year over year growth rate. We see Retractable having its first profitable quarter in Q4 2002 with projected EPS of $0.04. Retractable's estimated 2003 P/E multiple is 9.64x with a PEG ratio of approximately 0.23 after accounting for preferred dividend requirements. When compared to the company's peer group, shares of Retractable Technologies are substantially undervalued," Canivet concluded. The company's Web site is at http://www.vanishpoint.com.
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Justin Canivet, CFA, is a member of the Association for Investment Management &
Research (AIMR) and the Toronto Society of Financial Analysts (TSFA). He has served on the buy-side as Portfolio Administrator for Sceptre Investment Counsel, on the sell-side as Equity Research Associate for Yorkton Securities, and prior to that, worked for State Street Trust Company in Toronto. He is currently working as an Equity Research Consultant for Mundus Investment Research. He is a graduate of Wilfrid Laurier University with an Honours degree in Economics.

Investrend Research has been a leading independent equity research publishing and distribution program since 1996, with more than 48 AIMR-qualified professional analysts posting more than 375 reports to date. Anyone, including a company, investor relations practitioner, financial institution or interested private investor, may enroll a company for coverage. Enrollment fees vary, up to $1,950 per month for full, continuous coverage. Analysts are paid in advance for their initial reports by Investrend to insure independence. Full details of the company's policies and guidelines are posted on the website at www.investrend.com.
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Anyone interested in receiving alerts regarding Retractable Technologies research should email info@investrend.com with "RVP" in the subject line.
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Forward looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand, the company's ability to access the market, the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


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Contact:

     Retractable Technologies, Inc.
     Douglas W. Cowan, 888/806-2626 or 972/294-1010
     rtifinancial@vanishpoint.com
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     www.vanishpoint.com
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     or
     Investrend Communications, Inc.
     R. Hempel, 718/896-5060
     email: info@investrend.com
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     www.investrend.com
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